SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                               SCHEDULE 13D/A
                                    UNDER
                     THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 5)*

                           McLEODUSA INCORPORATED
                              (Name of Issuer)

                            CLASS A COMMON STOCK
                       (Title of class of securities)

                                 582266 10 2
                               (CUSIP Number)

                             Richard A. Lumpkin
                           121 South 17th Street
                          Matoon, Illinois 61938
                                217-235-3366
               (Name, Address, and Telephone Number of person
              authorized to receive notices and communications)

                                May 12, 1999
           (Date of event which requires filing of this statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1 (b)(3) or
   (4), check the following box:   [__].

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).


   CUSIP No.   582266 10 2          13D/A                          Page 2



   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Richard A. Lumpkin

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:             11,250   See Item 5.

   8.   Shared Voting Power:        2,245,081   See Item 5.

   9.   Sole Dispositive Power:        11,250   See Item 5.

   10.  Shared Dispositive Power:   3,806,309   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                    3,817,559   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                     5.1%       See Item 5.

   14.  Type of Reporting Person:     IN



   CUSIP No.   582266 10 2          13D/A                          Page 3



   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Gail Gawthrop Lumpkin

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:          311,127     See Item 5.

   8.   Shared Voting Power:              0     See Item 5.

   9.   Sole Dispositive Power:     311,127     See Item 5.

   10.  Shared Dispositive Power:         0     See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                    311,127     See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                        0.4%    See Item 5.

   14.  Type of Reporting Person:     IN

   CUSIP No.   582266 10 2          13D/A                          Page 4



   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Benjamin I. Lumpkin

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:        25,000   See Item 5.

   8.   Shared Voting Power:       8,519   See Item 5.

   9.   Sole Dispositive Power:        0   See Item 5.

   10.  Shared Dispositive Power: 33,519   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                  33,519   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                    0.0%   See Item 5.

   14.  Type of Reporting Person:     IN


   CUSIP No.   582266 10 2          13D/A                          Page 5



   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Elizabeth L. Celio

   2.   Check the appropriate box if a member of a group:       (a)   [x]
                                                                (b)   [_]
   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):                                         [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:         25,000   See Item 5.

   8.   Shared Voting Power:        8,519   See Item 5.

   9.   Sole Dispositive Power:         0   See Item 5.

   10.  Shared Dispositive Power:  33,519   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                   33,519   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                     0.0%  See Item 5.

   14.  Type of Reporting Person:     IN


   CUSIP No.   582266 10 2          13D/A                          Page 6



   Item 1.   Security and Issuer.

             This statement relates to the Class A Common Stock, $.01 par value (the "Common Stock"), of McLeodUSA Incorporated, a Delaware corporation (the "Company"), whose principal executive offices are located at 6400 C Street, S.W., P.O. Box 3177, Cedar Rapids, Iowa 52406-3177.

             This statement also relates to options granted to Richard A. Lumpkin and Steven L. Grissom to purchase Common Stock (see Item 3).

   Item 2.   Identity and Background.

             This statement is being filed by Richard A. Lumpkin, as trustee or settlor, Benjamin I. Lumpkin, as trustee, and Elizabeth L. Celio (aka Elizabeth A. Lumpkin), as trustee of the respective trusts listed opposite such person's name in Item 5, and by Gail Gawthrop Lumpkin, individually, (each, a "Reporting Person").

             The name, residence or business address and present principal occupation or employment of each of the Former CCI Shareholders (as defined in Item 5 below), including the Reporting Persons, are set forth in Schedule A hereto. Similar information for each person who is a director or executive officer of The Lumpkin Foundation (the "Foundation") is also included in Schedule A. Each of the Former CCI Shareholder (including the Reporting Persons) is a citizen of the United States of America, except the Foundation, which is a not-for-profit corporation organized under the laws of Illinois. None of the Reporting Persons has and, to the knowledge of the Reporting Persons, none of the other Former CCI Shareholders nor any of the Foundation's directors or executive officers has, during the past five years, been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   Item 3.   Source and Amount of Funds or Other Consideration.

             Except as indicated below, trusts of which one or more of the respective Reporting Persons are trustees or settlor (or has power under the applicable trust agreement to direct the vote and investments) as indicated in Item 5 below (the "Trusts") acquired the shares of Common Stock set forth opposite each Reporting Person's name in Item 5 below in exchange for shares of common stock, Series A cumulative preferred shares and/or Series B cumulative preferred shares of Consolidated Communications Inc., an Illinois corporation ("CCI"), on September 24, 1997 pursuant to an Agreement and Plan of Reorganization


   CUSIP No.   582266 10 2          13D/A                          Page 7



   dated as of June 14, 1997 by and among CCI, the Company and Eastside Acquisition Co. (the "Merger Agreement"). A copy of the Merger Agreement was filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed June 26, 1997.

             On September 24, 1997, Steven L. Grissom was granted a four year employee stock option by the Company to purchase 25,000 shares of Common Stock, at a price of $24.50 per share. This option vests in four equal installments; the option with respect to the first 6,250 shares vested on September 24, 1998.

             On December 3, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 40,000 shares of Common Stock at a price of $35.25 per share. This option vests in four equal installments; the option with respect to the first 10,000 shares vested on September 25, 1998.

             On December 22, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $34.50 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares vested on December 22, 1998.

             On December 22, 1997, Steven L. Grissom was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $24.25 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares will vest on October 12, 1999.

             On December 31, 1998, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 40,000 shares of Common Stock at a price of $29.75 per share. This option vests in four equal installments; the option with respect to the first 10,000 shares will vest on December 31, 1999.

             On December 31, 1998, Steven L. Grissom was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $29.75 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares will vest on December 31, 1999.

             Pursuant to the terms of the Richard A. Lumpkin 1993 Grantor Retained Annuity Trust of which Benjamin I. Lumpkin and Elizabeth A. Lumpkin were trustees, the Trust terminated on December 31, 1997, and one-half of the shares of Common Stock acquired by the Trust under the Merger Agreement were distributed to each of the Benjamin I. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, and the Elizabeth A. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, of which Benjamin I. Lumpkin and Elizabeth L. Celio are trustees.


   CUSIP No.   582266 10 2          13D/A                         Page 8



             Pursuant to the terms of the Margaret L. Keon 1993 Grantor Retained Annuity Trust of which Pamela K. Vitale and Joseph J. Keon, III were trustees, the Trust terminated on December 31, 1997, and the shares of Common Stock acquired by the Trust under the Merger Agreement were distributed to the beneficiaries or to Holdback Trusts for their benefit, as indicated in Item 5 below.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve trusts created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989 (the "Gallo Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each Gallo Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Gallo Trust.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve Grandchildren's Trusts created under the Richard Adamson Lumpkin Trust Agreement dated September 5, 1980 (the "Grandchildren's Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each Grandchildren's Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Grandchildren's Trust. The Grandchildren's Trusts continue to hold an aggregate of 374,498 shares of Common Stock.

             On July 23, 1998, 311,127 shares of Common Stock were distributed, from the trust created under the Trust Agreement dated May 13, 1978 f/b/o Richard Anthony Lumpkin, to Gail Gawthrop Lumpkin, a beneficiary of that Trust.

             On September 11, 1998, Richard A. Lumpkin and Christina S. Duncan resigned as trustees under the Trust Agreement dated May 13, 1978 f/b/o Mary Lee Sparks, and Mary Lee Sparks and Steven L. Grissom became the trustees of that trust.

             On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by the Gallo Trusts to individual beneficiaries of the respective Trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares received to one or more newly created charitable remainder unitrusts of which that person is sole trustee, as described under Item 5(c). On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts. The Gallo Trusts continue to hold an aggregate of 1,701,112 shares.

             On November 13, 1998, Robert J. Currey resigned as a trustee under the six 1990 Personal Income Trusts established by Margaret L. Keon, the two 1990 Personal Income Trusts established by Richard Anthony Lumpkin and the four 1990 Personal Income Trusts established by Mary Lee Sparks, each dated April 20, 1990 (the "1990 Personal Income Trusts"), and Steven L. Grissom became a trustee of those trusts. On or about November 23, 1998, the trustees of the 1990


   CUSIP No.   582266 10 2          13D/A                         Page 9



   Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of shares from those trusts.

             On January 4, 1999, Steven L. Grissom acquired 806 shares of Common Stock at approximately $27.90 per share, pursuant to the Company's Employee Stock Purchase Plan.

             On April 14, 1999, Elizabeth L. Celio and Benjamin I. Lumpkin each contributed 25,000 shares of Common Stock from their respective Holdback Trusts to their respective charitable remainder trusts.


   Item 4.   Purpose of Transaction.

             The Trusts acquired the Common Stock for investment purposes. After the issuance of the Common Stock pursuant to the Merger Agreement, Richard A. Lumpkin and Robert J. Currey, who were previously directors and executive officers of CCI, were elected directors and executive officers of the Company. Subject to the restrictions on disposition of Common Stock which is subject to the provisions of the Stockholders' Agreements described below, any or all of the shares of Common Stock beneficially owned by each Reporting Person may be sold or otherwise disposed of from time to time. None of the Reporting Persons has any other plans or proposals which relate to or would result in any of the matters enumerated in paragraphs (a) through (j) of Item 4 of Schedule 13D. See Item 6 below for a description of the Stockholders' Agreements.

             On May 12, 1999, the 1990 Personal Income Trusts and the Margaret Lumpkin Keon Trust, dated May 13, 1978 (collectively, the "Selling Stockholders") sold shares of Common Stock pursuant to a registered stock offering (See Item 5). In connection with the offering, the Selling Stockholders entered into an underwriting agreement on May 12, 1999 (the "Underwriting Agreement") with other stockholders of the Company, including certain Other Principal Stockholders (defined below) and Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of certain underwriters (the "Underwriters"). Under the terms of the Underwriting Agreement, the Selling Stockholders granted the Underwriters an option to purchase up to an aggregate of 560,308 shares of Common Stock to cover over-allotments of the securities sold to the Underwriters by the Selling Stockholders and other sellers pursuant to the Underwriting Agreement. The Underwriters may exercise the option in whole or in part at any time (but not more than once) on or before June 11, 1999. The Underwriting Agreement is incorporated by reference to Exhibit 1.1 of the Company's Form S-3/A, filed by the Company on May 12, 1999.

             On April 13, 1999, Steven L. Grissom entered into a market transaction for the sale of an option to purchase 500 shares of Common Stock, exercisable from April 13, 1999 until October 16, 1999.




   CUSIP No.   582266 10 2          13D/A                         Page 10


   Item 5.   Interest in Securities of Issuer.

             (a) As trustee or settlor (or by virtue of a power under the applicable trust agreement to direct the vote and investments or as agent with respect to the sale of shares) of the respective Trusts set forth opposite such Reporting Person's name below, Richard A. Lumpkin, beneficially owns an aggregate of 3,817,559 shares of Common Stock (including an aggregate of 11,250 shares of Common Stock issuable under Mr. Lumpkin's employee stock options that are exercisable within 60 days), which represents approximately 5.1 percent of the 74,801,022 shares of Common Stock reported by the Company as outstanding on May 10, 1999. Gail Gawthrop Lumpkin individually beneficially owns 311,127 shares of Common Stock, which represents approximately 0.4 percent of the shares of Common Stock outstanding on May 10, 1999. Richard A. Lumpkin may also be deemed to be the beneficial owner of the shares of Common Stock owned by his wife, Gail Gawthrop Lumpkin. As trustee of the respective Trusts indicated opposite such Reporting Person's name below, Benjamin I. Lumpkin beneficially owns an aggregate of 33,519 shares of Common Stock, which represents approximately 0.0 percent of the shares of Common Stock outstanding on May 10, 1999. As trustee of the respective Trusts indicated opposite such Reporting Person's name below, Elizabeth L. Celio benficially owns an aggregate of 33,519 shares of Common Stock, which represents approximately 0.0 percent of the shares of Common Stock outstanding on May 10, 1999.

             The former shareholders of CCI who acquired shares of Common Stock pursuant to the Merger Agreement or who, as described below, received distributions of shares of Common Stock prior to October 25, 1998 (collectively, the "Former CCI Shareholders"), MHC Investment Company, successor by merger to MWR Investments Inc., ("MHC"), IES Investments Inc. ("IES"), Clark E. McLeod and Mary E. McLeod (collectively, the "1997 Principal Stockholders"), are parties to a Stockholders' Agreement dated as of June 14, 1997 and effective
   September 24, 1997, as amended by Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997 (the "1997 Stockholders' Agreement"). The Reporting Persons believe that MHC sold most of its shares of Common Stock in the registered offering on May 12, 1999. As a consequence, the 1997 Stockholders' Agreement no longer has any substantive effect. In addition, the Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders (collectively, the "1998 Principal Stockholders") are parties to a Stockholders' Agreement, dated as of November 18, 1998 (the "1998 Stockholders' Agreement"). The Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin and Gail G. Lumpkin are also parties to a Stockholders' Agreement with M/C Investors L.L.C. and Media/Communications Partners III Limited Partnership, dated as of January 7, 1999 (the "1999 Stockholders' Agreement" and, together with the 1998 Stockholders' Agreement, the "Stockholders' Agreements"). The parties to the Stockholders' Agreements comprise a group within the meaning of Section 13(d)(3) of the Exchange Act. On or about January 26, 1999, the other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, are expected to become parties to the 1999 Stockholders' Agreement. Collectively, insofar as is known to the Reporting Persons, the parties subject to the Stockholders' Agreements beneficially own a total of 30,567,307 shares of Common Stock, which represents approximately 40.9% of the shares of Common Stock outstanding on May
   10, 1999.

             The following table sets forth information regarding the shares of Common Stock beneficially owned by the parties subject to either or both of the Stockholders' Agreements (including the Reporting Persons). Separately set forth below are shares beneficially owned by the Reporting Persons and others, which shares


   CUSIP No.   582266 10 2          13D/A                         Page 11


   are not subject to the terms of the Stockholders' Agreements. Except as indicated, beneficial ownership by the Former CCI Shareholders reflects their status as trustees of the respective trusts set forth opposite their names in the table. The information shown in the table with respect to each party to either or both of the Stockholders' Agreements who is not a former CCI shareholder (the "Other 1997 Principal Stockholders") is based on the most recent Schedule 13D or Amendment thereto filed by such person that has come to the attention of the Reporting Persons and the Company's Form S-3/A, filed with the Securities and Exchange Commission (the "Commission") on May 12, 1999. Reference is made to such filings for further information as to such Other Principal Stockholders.


         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock
       Gail Gawthrop Lumpkin   N/A                                      Sole           311,127            0.4

       Mary Lee Sparks and     Trust Agreement dated May 13,           Shared          332,209            0.4
       Steven L. Grissom         1978 f/b/o Mary Lee Sparks
       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          23,403             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Joseph John Keon
       and investments)          III

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          23,403             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Katherine Stoddert
       and investments)          Keon

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          23,403             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Lisa Anne Keon
       and investments)

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          23,403             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Margaret Lynley
       and investments)          Keon



   CUSIP No.   582266 10 2          13D/A                         Page 12



         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          23,403             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Pamela Keon Vitale
       and investments)

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          23,403             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Susan Tamara Keon
       and investments)          DeWyngaert

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          54,688             0.1
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Benjamin Iverson
       and investments)          Lumpkin

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          54,688             0.1
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Elizabeth Arabella
       and investments)          Lumpkin

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          31,176             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Anne Romayne
       and investments)          Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          31,176             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Barbara Lee Sparks
       and investments)

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          31,176             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o Christina Louise
       and investments)          Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          31,176             0.0
       Richard A. Lumpkin        Grandchildren's Trust dated
       (power to direct vote     9/5/80 f/b/o John Woodruff
       and investments)          Sparks

       Bank One, Texas NA;     Trust named for Joseph John Keon        Shared          169,891            0.2
       Richard A. Lumpkin        III created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989

       Bank One, Texas NA;     Trust named for Katherine               Shared          169,891            0.2
       Richard A. Lumpkin        Stoddert Keon created under the
       (power to direct vote     Mary Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989



     CUSIP No.   582266 10 2          13D/A                         Page 13



         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Trust named for Lisa Anne Keon          Shared           54,891            0.1
       Richard A. Lumpkin        created under the Mary Green
       (power to direct vote     Lumpkin Gallo Trust Agreement
       and investments)          dated December 29, 1989

       Bank One, Texas NA;     Trust named for Margaret Lynley         Shared          154,891            0.2
       Richard A. Lumpkin        Keon created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989

       Bank One, Texas NA;     Trust named for Pamela Keon             Shared          154,891            0.2
       Richard A. Lumpkin        Vitale created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989

       Bank One, Texas NA;     Trust named for Susan Tamara Keon       Shared          154,891            0.2
       Richard A. Lumpkin        created under the Mary Green
       (power to direct vote     Lumpkin Gallo Trust Agreement
       and investments)          dated December 29, 1989

       Bank One, Texas NA;     Trust named for Benjamin Iverson        Shared          308,965            0.4
       Richard A. Lumpkin        Lumpkin created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989

       Bank One, Texas NA;     Trust named for Elizabeth               Shared          308,965            0.4
       Richard A. Lumpkin        Arabella Lumpkin created under
       (power to direct vote     the Mary Green Lumpkin Gallo
       and investments)          Trust Agreement dated
                                 December 29, 1989

       Bank One, Texas NA;     Trust named for Anne Romayne            Shared          93,459             0.1
       Richard A. Lumpkin        Sparks created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989

       Bank One, Texas NA;     Trust named for Barbara Lee             Shared          43,459             0.1
       Richard A. Lumpkin        Sparks created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989

       Bank One, Texas NA;     Trust named for Christina Louise        Shared          43,459             0.1
       Richard A. Lumpkin        Sparks created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,
                                 1989

       Bank One, Texas NA;     Trust named for John Woodruff           Shared          43,459             0.1
       Richard A. Lumpkin        Sparks created under the Mary
       (power to direct vote     Green Lumpkin Gallo Trust
       and investments)          Agreement dated December 29,

       Mary Lee Sparks         N/A                                      Sole           196,678            0.3

       Margaret L. Keon        Margaret Lumpkin Keon Trust dated        Sole           506,461            0.7
       (settlor and trustee)     May 13, 1978


     CUSIP No.   582266 10 2          13D/A                         Page 14



         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          16,406             0.0
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Joseph John Keon III dated
       (power to direct sale     April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          16,406             0.0
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Katherine Stoddert Keon dated
       (power to direct sale     April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          16,406             0.0
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Lisa Anne Keon dated April 20,
       (power to direct sale     1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          16,406             0.0
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Margaret Lynley Keon dated
       (power to direct sale     April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          16,406             0.0
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Pamela Keon Vitale dated April
       (power to direct sale     20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          16,406             0.0
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Susan Tamara Keon DeWyngaert
       (power to direct sale     dated April 20, 1990
       of shares)

       Steven L. Grissom and   Richard Anthony Lumpkin 1990            Shared          587,564            0.8
       David R. Hodgman;         Personal Income Trust for the
       Richard A. Lumpkin        Benefit of Benjamin Iverson
       (power to direct sale     Lumpkin dated April 20, 1990
       of shares)

       Steven L. Grissom and   Richard Anthony Lumpkin 1990            Shared          587,564            0.8
       David R. Hodgman;         Personal Income Trust for the
       Richard A. Lumpkin        Benefit of Elizabeth Arabella
       (power to direct sale     Lumpkin dated April 20, 1990
       of shares)


     CUSIP No.   582266 10 2          13D/A                         Page 15



         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared           71,916            0.1
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Anne Romayne Sparks dated April
       (power to direct sale     20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared           71,916            0.1
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Barbara Lee Sparks dated April
       (power to direct sale     20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared           71,916            0.1
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        Christina Louise Sparks dated
       (power to direct sale     April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared           71,916            0.1
       David R. Hodgman;         Income Trust for the Benefit of
       Richard A. Lumpkin        John Woodruff Sparks dated
       (power to direct sale     April 20, 1990
       of shares)

       Bank One, Texas NA;     Richard Anthony Lumpkin Trust           Shared           1,822             0.0
       Richard A. Lumpkin        under the Trust Agreement dated
       (power to direct vote     February 6, 1970
       and investments)

       Bank One, Texas NA;     Margaret Anne Keon Trust under          Shared          60,619             0.1
       Richard A. Lumpkin        the Trust Agreement dated
       (power to direct vote     February 6, 1970
       and investments)

       Bank One, Texas NA;     Mary Lee Sparks Trust under the         Shared          107,030            0.1
       Richard A. Lumpkin        Trust Agreement dated
       (power to direct vote     February 6, 1970
       and investments)

       Richard A. Lumpkin      N/A                                      Sole         11,250 (1)           0.0


     (1) Consists of 11,250 shares underlying presently exercisable option.




   CUSIP No.   582266 10 2          13D/A                         Page 16



     The following shares of Common Stock are beneficially owned by the Other Principal Stockholders:

                                                                     Voting and       Number of       Percent of
          Other Principal                                           Dispositive       Shares of       Outstanding
           Stockholders                      Trust                     Powers       Common Stock     Common Stock
       Clark E. McLeod and                    N/A                     Sole and        9,570,285          12.8
       Mary E. McLeod                                                  Shared

       IES Investments, Inc.                  N/A                       Sole          9,383,596          12.5

       MHC Investment                         N/A                       Sole           28,124             0.0
       Company

       M/C III, L.L.C. and                    N/A                     Sole and        3,728,608           5.0
       Media/Communications                                            Shared
       Partner III Limited
       Partnership


                 In addition to the shares of Common Stock listed above that are held subject to the Stockholders' Agreements, the following shares are not subject to the provisions of either the 1998 Stockholders' Agreement or the 1999 Stockholders' Agreement:

                                                                     Voting and       Number of       Percent of
                                                                    Dispositive       Shares of       Outstanding
          Reporting Person                   Trust                     Powers       Common Stock     Common Stock
       Liese A. Keon; Steven   Liese A. Keon 1998 CRUT dated        Sole; Shared        94,128            0.1
       L. Grissom (power to      October 27, 1998
       direct sale of
       shares)

       Barbara S. Federico;    Barbara S. Federico 1998 Spouse      Sole; Shared       138,069            0.2
       Steven L. Grissom         CRUT dated October 27, 1998
       (power to direct sale
       of shares)

       Anne S. Whitten;        Anne S. Whitten 1998 Spouse          Sole; Shared       98,070             0.1
       Steven L. Grissom         NIM-CRUT dated October 27, 1998
       (power to direct sale
       of shares)

       John W. Sparks;         John W. Sparks 1998 Spouse           Sole; Shared        4,000             0.0
       Steven L. Grissom         NIM-CRUT dated October 27, 1998
       (power to direct sale
       of shares)

       John W. Sparks;         John W. Sparks 1998 Spouse CRUT      Sole; Shared       146,433            0.2
       Steven L. Grissom         dated October 27, 1998
       (power to direct sale
       of shares)


     CUSIP No.   582266 10 2          13D/A                         Page 17



                                                                     Voting and       Number of       Percent of
                                                                    Dispositive       Shares of       Outstanding
          Reporting Person                   Trust                     Powers       Common Stock     Common Stock

       Christina S. Duncan;    Christina S. Duncan 1998 Spouse      Sole; Shared       143,070            0.2
       Steven L. Grissom         CRUT dated October 27, 1998
       (power to direct sale
       of shares)

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998             Sole; Shared       25,000             0.0
       Steven L. Grissom         NIM-CRUT dated
       (power to direct sale     October 27, 1999
       of shares)

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT     Sole; Shared       25,000             0.0
       Steven L. Grissom         dated October 27, 1998
       (power to direct sale
       of shares)

       Benjamin I. Lumpkin     Benjamin I. Lumpkin Holdback            Shared           4,261             0.0
       and Elizabeth L.        Trust under the Richard Anthony
       Celio                   Lumpkin 1993 Grantor Retained
                               Annuity Trust

       Benjamin I. Lumpkin     Elizabeth A. Lumpkin Holdback           Shared           4,258             0.0
       and Elizabeth L.        Trust under the Richard Anthony
       Celio                   Lumpkin 1993 Grantor Retained
                               Annuity Trust

       Anne R. Whitten         N/A                                      Sole            2,359             0.0

       Barbara L. Federico     N/A                                      Sole           12,360             0.0

       Christina L. Duncan     N/A                                      Sole            7,359             0.0

       The Lumpkin             N/A                                      Sole            97,353            0.1
       Foundation

       Steven L. Grissom       N/A                                      Sole          5,756 (1)           0.0

     (1)  Consists of 5,250 shares underlying presently exercisable option.

             (b) The number of shares of Common Stock which Richard A. Lumpkin has:

        (i)   sole power to vote or direct the vote                 11,250

        (ii)  shared power to vote or direct the vote            2,245,081

        (iii) sole power to dispose or direct the disposition       11,250

        (iv)  shared power to dispose or direct the disposition  3,806,309


   CUSIP No.   582266 10 2          13D/A                         Page 18



                  The number of shares of Common Stock which Gail Gawthrop Lumpkin has:

        (i)   sole power to vote or direct the vote                311,127

        (ii)  shared power to vote or direct the vote                    0

        (iii) sole power to dispose or direct the disposition      311,127

        (iv)  shared power to dispose or direct the disposition          0

                  The number of shares of Common Stock which Benjamin I. Lumpkin has:

        (i)   sole power to vote or direct the vote                 25,000

        (ii)  shared power to vote or direct the vote                8,519

        (iii) sole power to dispose or direct the disposition            0

        (iv)  shared power to dispose or direct the disposition     35,519

                  The number of shares of Common Stock which Elizabeth
   L. Celio has:

        (i)   sole power to vote or direct the vote                 25,000

        (ii)  shared power to vote or direct the vote                8,519

        (iii) sole power to dispose or direct the disposition            0

        (iv)  shared power to dispose or direct the disposition     33,519

             (c) The Reporting Persons and other Former CCI Shareholders acquired an aggregate of 8,488,596 shares of Common Stock on September 24, 1997, pursuant to the Merger Agreement. Effective December 31, 1997, an aggregate of 282,440 shares of the Common Stock were distributed upon termination of three 1993 Grantor Retained Annuity Trusts to certain Former CCI Shareholders as follows:



   CUSIP No.   582266 10 2          13D/A                         Page 19




               Distributing Trust                    Number of                           Distributee
                                                       Shares
       Richard Anthony Lumpkin 1993 Grantor            48,328      Benjamin I. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Richard Anthony Lumpkin 1993 Grantor            48,328      Elizabeth A. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained          22,359       Anne R. Whitten
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      Barbara L. Federico
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,359      Christina L. Duncan
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      John W. Sparks
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Joseph J. Keon, III Holdback Trust under the
       Annuity Trust                                               Margaret L. Keon 1993 Grantor Retained Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Katherine S. Keon Holdback Trust under the Margaret L.
       Annuity Trust                                               Keon 1993 Grantor Retained Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Pamela K. Vitale
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Liese A. Keon
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Susan T. DeWyngaert
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Margaret Lynley Keon
       Annuity Trust

                      On May 12, 1999, the 1990 Personal Income Trusts and the Margaret Lumpkin Keon Trust, dated May 13, 1978, sold an aggregate of 939,692 shares of Common Stock pursuant to a registered stock offering


   CUSIP No.   582266 10 2          13D/A                         Page 20



   under the Securities Act of 1933 (the "Securities Act"). These transactions are further described below:

                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit
       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     05/12/99          58,631           $53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     05/12/99          58,631           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     05/12/99          58,631           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     05/12/99          58,631           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     05/12/99          58,631           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     05/12/99          58,631           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       05/12/99          137,037          53.68
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       05/12/99          137,037          53.68
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      05/12/99          78,308           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990


     CUSIP No.   582266 10 2          13D/A                         Page 21



                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person               Trust                              Transaction       Common Stock     Share or Unit

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      05/12/99          78,308           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      05/12/99          78,308           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      05/12/99          78,308           53.68
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Margaret L. Keon (settlor      Margaret Lumpkin Keon Trust        05/12/99          600              53.68
       and trustee)                   dated May 13, 1978


                      On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by various trusts created under the Mary Green Gallo Trust Agreement dated December 29, 1989, to individual beneficiaries of the respective trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares received to one or more newly created charitable remainder unitrusts as follows:

                                                    Number of                                    Trust Receiving
                   Distributing Trust                Shares         Beneficiary                    Contribution
       Trust named for Benjamin Iverson Lumpkin      100,000    Benjamin I. Lumpkin   Benjamin I. Lumpkin 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Elizabeth Arabella            100,000    Elizabeth L. Celio    Elizabeth L. Celio 1998 NIM-CRUT
       Lumpkin created under the Mary Green                                           dated October 27, 1998
       Gallo Trust Agreement dated December 29,
       1989

       Trust named for Joseph John Keon III          85,000     Joseph J. Keon III    Joseph J. Keon III 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Katherine Stoddert Keon       85,000     Katherine S. Keon     Katherine S. Keon 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989


     CUSIP No.   582266 10 2          13D/A                         Page 22



                                                    Number of                                    Trust Receiving
                   Distributing Trust                Shares         Beneficiary                    Contribution

       Trust named for Margaret Lynley Keon          100,000    Margaret Lynley       Margaret Lynley Keon 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                 Keon                  dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Susan Tamara Keon             100,000    Susan K. DeWyngaert   Susan K. DeWyngaert 1998 Spouse CRUT
       DeWyngaert created under the Mary Green                                        dated October 27, 1998
       Gallo Trust Agreement dated December 29,
       1989

       Trust named for Pamela Keon Vitale            100,000    Pamela K. Vitale      Pamela K. Vitale 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Lisa Anne Keon created        200,000    Liese A. Keon         Liese A. Keon 1998 CRUT dated
       under the Mary Green Gallo Trust                                               October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Barbara Lee Sparks            250,000    Barbara S. Federico   Barbara S. Federico 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Anne Romayne Sparks           200,000    Anne S. Whitten       Anne S. Whitten 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for John Woodruff Sparks          75,000     John W. Sparks        John W. Sparks 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for John Woodruff Sparks          175,000    John W. Sparks        John W. Sparks 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Christina Louise Sparks       250,000    Christina S. Duncan   Christina S. Duncan 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

             Between March 22, 1999 and April 14, 1999, the newly created charitable remainder unitrusts described above, together with the Foundation, sold an aggregate of 581,099 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. There were no other sales by the charitable remainder unitrusts during the last 60 days. These transactions are further described below:


   CUSIP No.   582266 10 2          13D/A                         Page 23


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share
       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/22/99          1,154            41.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/29/99          1,923            41.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/29/99          1,923            41.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/29/99          1,923            41.63
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/29/99          1,923            41.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/30/99          1,923            41.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/30/99           769             41.88
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/30/99           577             42.31
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/30/99          1,346            42.38
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/30/99           385             43.00
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/31/99           385             43.38
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/31/99          1,539            43.00
                                       NIM-CRUT dated
                                       October 27, 1999


     CUSIP No.   582266 10 2          13D/A                         Page 24



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/31/99          1,923            43.06
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               03/31/99          1,923            43.25
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               04/01/99          2,115            43.50
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               04/01/99           193             43.56
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               04/05/99          1,153            43.88
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               04/05/99           770             44.00
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               04/05/99           769             44.13
                                       NIM-CRUT dated
                                       October 27, 1999

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               04/09/99         18,846            47.84
                                       NIM-CRUT dated
                                       October 27, 1999

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/22/99          1,154            41.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/29/99          1,924            41.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/29/99          1,923            41.50
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/29/99          1,923            41.63
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/29/99          1,923            41.75
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/30/99          1,923            41.75
                                       dated October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 25



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/30/99           770             41.88
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/30/99           576             42.31
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/30/99          1,346            42.38
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/30/99           385             43.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/31/99           384             43.38
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/31/99          1,539            43.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/31/99          1,923            43.06
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       03/31/99          1,923            43.25
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       04/01/99          2,115            43.50
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       04/01/99           193             43.56
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       04/05/99          1,154            43.88
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       04/05/99           769             44.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       04/05/99           769             44.13
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       04/09/99         18,846            47.84
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           03/22/99          1,154            41.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           03/31/99           482             43.06
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           03/31/99          1,923            43.25
                                       dated October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 26



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           04/01/99          2,166            43.50
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           04/01/99           192             43.56
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           04/05/99          1,154            43.88
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           04/05/99           769             44.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           04/05/99           769             44.13
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           04/09/99         19,903            47.84
                                       dated October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/22/99          1,154            41.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/29/99          1,923            41.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/29/99          1,923            41.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/29/99          1,923            41.63
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/29/99          1,923            41.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/30/99          1,923            41.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/30/99           769             41.88
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/30/99           577             42.31
                                       NIM-CRUT dated
                                       October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 27



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/30/99          1,346            42.38
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/30/99           385             43.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/31/99           385             43.38
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/31/99          1,538            43.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/31/99          1,923            43.06
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              03/31/99          1,923            43.25
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              04/01/99          2,115            43.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              04/01/99           192             43.56
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              04/05/99          1,153            43.88
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              04/05/99           769             44.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              04/05/99           770             44.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              04/09/99         18,847            47.84
                                       NIM-CRUT dated
                                       October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 28



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/30/99           481             41.75
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/30/99           769             41.88
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/30/99           577             42.31
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/30/99          1,346            42.38
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/30/99           384             43.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/31/99           384             43.38
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/31/99          1,539            43.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/31/99          1,923            43.06
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        03/31/99          1,923            43.25
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/01/99          2,115            43.50
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/01/99           192             43.56
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/05/99          1,154            43.88
                                       CRUT dated October 27,
                                       1998


     CUSIP No.   582266 10 2          13D/A                         Page 29



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/05/99           770             44.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/05/99           769             44.13
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/09/99         21,708            47.84
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/12/99          1,364            51.75
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/12/99           455             52.13
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99           909             52.63
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99          1,819            52.75
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99           455             53.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99          1,364            52.88
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99           909             53.06
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99          1,363            53.25
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99           909             53.75
                                       CRUT dated October 27,
                                       1998


     CUSIP No.   582266 10 2          13D/A                         Page 30



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/13/99          1,363            53.88
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        04/14/99          2,287            55.23
                                       CRUT dated October 27,
                                       1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/22/99          1,154            41.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/29/99          1,923            41.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/29/99          1,923            41.50
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/29/99          1,923            41.63
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/29/99          1,923            41.75
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/30/99          1,923            41.75
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/30/99           770             41.88
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/30/99           577             42.31
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/30/99          1,346            42.38
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/30/99           384             43.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/31/99           385             43.38
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/31/99          1,538            43.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/31/99          1,923            43.06
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      03/31/99          1,924            43.25
                                       dated October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 31



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      04/09/99         21,706            47.84
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      04/12/99          1,363            51.75
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      04/12/99           455             52.13
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      04/13/99           322             52.63
                                       dated October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/22/99          1,153            41.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/29/99          1,923            41.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/29/99          1,923            41.50
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/29/99          1,923            41.63
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/29/99          1,924            41.75
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/30/99          1,923            41.75
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/30/99           769             41.88
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/30/99           577             42.31
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/30/99          1,346            42.38
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/30/99           385             43.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/31/99           385             43.38
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/31/99          1,538            43.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/31/99          1,923            43.06
                                       October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 32



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          03/31/99          1,923            43.25
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          04/01/99          2,115            43.50
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          04/01/99           192             43.56
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          04/05/99          1,154            43.88
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          04/05/99           769             44.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          04/05/99           770             44.13
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          04/09/99         21,707            47.84
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          04/14/99          3,011            55.23
                                       October 27, 1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/22/99          1,154            41.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/29/99          1,923            41.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/29/99          1,923            41.50
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/29/99          1,923            41.63
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/29/99          1,923            41.75
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/30/99          1,923            41.75
                                       CRUT dated October 27,
                                       1998


     CUSIP No.   582266 10 2          13D/A                         Page 33



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/30/99           769             41.88
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/30/99           577             42.31
                                       CRUT dated October 27,
                                       1998
       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/30/99          1,346            42.38
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/30/99           385             43.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/31/99           384             43.38
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/31/99          1,539            43.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/31/99          1,923            43.06
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        03/31/99          1,923            43.25
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/01/99          2,116            43.50
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/01/99           192             43.56
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/05/99          1,154            43.88
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/05/99           769             44.00
                                       CRUT dated October 27,
                                       1998


     CUSIP No.   582266 10 2          13D/A                         Page 34



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/05/99           769             44.13
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/09/99         21,707            47.84
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/13/99           910             52.63
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        04/14/99          8,160            55.23
                                       CRUT dated October 27,
                                       1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            03/30/99           231             43.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            03/31/99           385             43.38
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            03/31/99          1,538            43.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            03/31/99          1,923            43.06
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            03/31/99          1,923            43.25
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/01/99          2,116            43.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/01/99           192             43.56
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/05/99          1,154            43.88
                                       NIM-CRUT dated
                                       October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 35



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/05/99           770             44.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/05/99           769             44.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/09/99         21,707            47.84
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/12/99          1,364            51.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/12/99           454             52.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99           909             52.63
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99          1,818            52.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99           455             53.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99          1,363            52.88
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99           909             53.06
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99          1,364            53.25
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99           909             53.75
                                       NIM-CRUT dated
                                       October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 36



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/13/99          1,364            53.88
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            04/14/99          8,159            55.23
                                       NIM-CRUT dated
                                       October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99           909             52.63
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99          1,818            52.75
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99           455             53.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99          1,363            52.88
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99           910             53.06
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99          1,363            53.25
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99           909             53.75
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        04/13/99           963             53.88
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/14/99           800             55.23
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/22/99          1,154            41.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/29/99          1,923            41.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/29/99          1,923            41.50
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/29/99          1,923            41.63
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/29/99          1,923            41.75
                                       dated October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 37



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/30/99          1,923            41.75
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/30/99           770             41.88
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/30/99           577             42.31
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/30/99          1,346            42.38
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/30/99           384             43.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/31/99           385             43.38
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/31/99          1,538            43.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/31/99          1,923            43.06
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           03/31/99          1,923            43.25
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/01/99          2,115            43.50
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/01/99           193             43.56
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/05/99          1,154            43.88
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/05/99           769             44.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/05/99           769             44.13
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/09/99         16,705            47.84
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/12/99          1,363            51.75
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/12/99           455             52.13
                                       dated October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 38



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           04/13/99           401             53.88
                                       dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/22/99          1,154            41.00
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/29/99          1,923            41.00
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/29/99          1,923            41.50
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/29/99          1,923            41.63
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/29/99          1,923            41.75
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/30/99          1,923            41.75
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/30/99           769             41.88
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/30/99           577             42.31
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/30/99          1,346            42.38
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/30/99           385             43.00
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/31/99           384             43.38
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/31/99          1,539            43.00
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/31/99          1,923            43.06
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        03/31/99          1,923            43.25
                                       CRUT dated October 27, 1998


     CUSIP No.   582266 10 2          13D/A                         Page 39



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/09/99         16,706            47.84
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/12/99          1,364            51.75
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/12/99           454             52.13
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99           909             52.63
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99          1,818            52.75
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99           455             53.00
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99          1,364            52.88
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99           909             53.06
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99          1,364            53.25
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99           909             53.75
                                       CRUT dated October 27, 1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        04/13/99          1,363            53.88
                                       CRUT dated October 27, 1998

       Christine S. Duncan     Christina S. Duncan 1998 Spouse        04/14/99          3,161            55.23
                                       CRUT dated October 27, 1998

       The Lumpkin             N/A                                    03/22/99          1,153            41.00
       Foundation

       The Lumpkin             N/A                                    03/29/99          1,923            41.00
       Foundation

       The Lumpkin             N/A                                    03/29/99          1,924            41.50
       Foundation

       The Lumpkin             N/A                                    03/29/99          1,923            41.63
       Foundation

       The Lumpkin             N/A                                    03/29/99          1,923            41.75
       Foundation


     CUSIP No.   582266 10 2          13D/A                         Page 40



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       The Lumpkin             N/A                                    03/30/99          1,923            41.75
       Foundation

       The Lumpkin             N/A                                    03/30/99           769             41.88
       Foundation

       The Lumpkin             N/A                                    03/30/99           577             42.31
       Foundation

       The Lumpkin             N/A                                    03/30/99          1,347            42.38
       Foundation

       The Lumpkin             N/A                                    03/30/99           384             43.00
       Foundation

       The Lumpkin             N/A                                    03/31/99           385             43.38
       Foundation

       The Lumpkin             N/A                                    03/31/99          1,538            43.00
       Foundation

       The Lumpkin             N/A                                    03/31/99          1,923            43.06
       Foundation

       The Lumpkin             N/A                                    03/31/99          1,923            43.25
       Foundation

       The Lumpkin             N/A                                    04/01/99          2,115            43.50
       Foundation

       The Lumpkin             N/A                                    04/01/99           192             43.56
       Foundation

       The Lumpkin             N/A                                    04/05/99          1,154            43.88
       Foundation

       The Lumpkin             N/A                                    04/05/99           769             44.00
       Foundation

       The Lumpkin             N/A                                    04/05/99           769             44.13
       Foundation

       The Lumpkin             N/A                                    04/09/99         21,708            47.84
       Foundation

       The Lumpkin             N/A                                    04/12/99          1,364            51.75
       Foundation

       The Lumpkin             N/A                                    04/12/99           455             52.13
       Foundation


     CUSIP No.   582266 10 2          13D/A                         Page 41



                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       The Lumpkin             N/A                                    04/13/99           909             52.63
       Foundation

       The Lumpkin             N/A                                    04/13/99          1,818            52.75
       Foundation

       The Lumpkin             N/A                                    04/13/99           454             53.00
       Foundation

       The Lumpkin             N/A                                    04/13/99          1,363            52.88
       Foundation

       The Lumpkin             N/A                                    04/13/99           909             53.06
       Foundation

       The Lumpkin             N/A                                    04/13/99          1,364            53.25
       Foundation

       The Lumpkin             N/A                                    04/13/99           909             53.75
       Foundation

       The Lumpkin             N/A                                    04/13/99          1,364            53.88
       Foundation

       The Lumpkin             N/A                                    04/14/99          8,157            55.23
       Foundation


             Between March 22, 1999 and May 3, 1999, the following individuals and trusts sold an aggregate of 180,689 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. There were no other sales by these individuals and trusts during the last 60 days. These transactions are further described below:

                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock
       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/12/99        1,363            $51.75
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/12/99        455              52.13
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust


     CUSIP No.   582266 10 2          13D/A                         Page 42



                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        909              52.63
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        1,818            52.75
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        454              53.00
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        1,364            52.88
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        909              53.06
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        1,364            53.25
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        909              53.75
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/13/99        1,364            53.88
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust

       Benjamin I. Lumpkin    By Benjamin Iverson Lumpkin          04/14/99        8,158            55.23
       and Elizabeth L.       Holdback Trust under Richard
       Celio                  Anthony Lumpkin 1993 Grantor
                              Retained Annuity Trust


     CUSIP No.   582266 10 2          13D/A                         Page 43



                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/12/99        1,364            51.75
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/12/99        454              52.13
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        909              52.63
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        1,819            52.75
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        454              53.00
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        1,364            52.88
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        909              53.06
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        1,363            53.25
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        909              53.75
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust


     CUSIP No.   582266 10 2          13D/A                         Page 44



                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/13/99        1,364            53.88
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Benjamin I. Lumpkin    By Elizabeth A. Lumpkin Holdback     04/14/99        8,161            55.23
       and Elizabeth L.       Trust under Richard Anthony
       Celio                  Lumpkin 1993 Grantor Retained
                              Annuity Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/29/99        1,923            41.00
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/29/99        1,923            41.50
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/29/99        1,923            41.63
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/29/99        1,923            41.75
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/30/99        1,923            41.75
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/30/99        769              41.88
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/30/99        577              42.31
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust


     CUSIP No.   582266 10 2          13D/A                         Page 45



                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/30/99        1,346            42.38
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/30/99        385              43.00
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/31/99        384              43.38
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/31/99        1,539            43.00
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Joseph J. Keon III Holdback       03/31/99        1,442            43.06
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Katherine S. Keon Holdback        04/05/99        1,154            43.88
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Katherine S. Keon Holdback        04/05/99        769              44.00
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Katherine S. Keon Holdback        04/05/99        769              44.13
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Pamela K. Vitale and   By Katherine S. Keon Holdback        04/09/99        13,365           47.84
       Joseph J. Keon III     Trust under the Margaret L. Keon
                              1993 Grantor Retained Annuity
                              Trust

       Susan T. DeWyngaert    N/A                                  03/22/99        1,154            41.00

       Susan T. DeWyngaert    N/A                                  03/29/99        1,923            41.00


     CUSIP No.   582266 10 2          13D/A                         Page 46



                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock

       Susan T. DeWyngaert    N/A                                  03/29/99        1,923            41.50

       Susan T. DeWyngaert    N/A                                  03/29/99        1,923            41.63

       Susan T. DeWyngaert    N/A                                  03/29/99        1,923            41.75

       Susan T. DeWyngaert    N/A                                  03/30/99        1,443            41.75

       Pamela K. Vitale       N/A                                  04/01/99        2,116            43.50

       Pamela K. Vitale       N/A                                  04/01/99        192              43.56

       Pamela K. Vitale       N/A                                  04/05/99        1,154            43.88

       Pamela K. Vitale       N/A                                  04/05/99        769              44.00

       Pamela K. Vitale       N/A                                  04/05/99        770              44.13

       Pamela K. Vitale       N/A                                  04/13/99        587              52.63

       Pamela K. Vitale       N/A                                  04/13/99        1,818            52.75

       Pamela K. Vitale       N/A                                  04/13/99        455              53.00

       Pamela K. Vitale       N/A                                  04/13/99        1,363            52.88

       Pamela K. Vitale       N/A                                  04/13/99        909              53.06

       Pamela K. Vitale       N/A                                  04/13/99        1,364            53.25

       Pamela K. Vitale       N/A                                  04/13/99        909              53.75

       Pamela K. Vitale       N/A                                  04/13/99        1,364            53.88

       Pamela K. Vitale       N/A                                  04/14/99        2,288            55.23

       Liese A. Keon          N/A                                  04/12/99        1,364            51.75

       Liese A. Keon          N/A                                  04/12/99        454              52.13

       Liese A. Keon          N/A                                  04/13/99        909              52.63

       Liese A. Keon          N/A                                  04/13/99        1,818            52.75

       Liese A. Keon          N/A                                  04/13/99        455              53.00

       Liese A. Keon          N/A                                  04/13/99        1,364            52.88

       Liese A. Keon          N/A                                  04/13/99        909              53.06

       Liese A. Keon          N/A                                  04/13/99        1,364            53.25

       Liese A. Keon          N/A                                  04/13/99        909              53.75


     CUSIP No.   582266 10 2          13D/A                         Page 47



                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock

       Liese A. Keon          N/A                                  04/13/99        1,363            53.88

       Liese A. Keon          N/A                                  04/14/99        5,149            55.23

       Margaret Lynley Keon   N/A                                  04/12/99        1,363            51.75

       Margaret Lynley Keon   N/A                                  04/12/99        455              52.13

       Margaret Lynley Keon   N/A                                  04/13/99        909              52.63

       Margaret Lynley Keon   N/A                                  04/13/99        1,818            52.75

       Margaret Lynley Keon   N/A                                  04/13/99        454              53.00

       Margaret Lynley Keon   N/A                                  04/13/99        1,364            52.88

       Margaret Lynley Keon   N/A                                  04/13/99        909              53.06

       Margaret Lynley Keon   N/A                                  04/13/99        1,364            53.25

       Margaret Lynley Keon   N/A                                  04/13/99        909              53.75

       Margaret Lynley Keon   N/A                                  04/13/99        1,364            53.88

       Margaret Lynley Keon   N/A                                  04/13/99        5,149            55.23

       Anne R. Whitten        N/A                                  03/22/99        1,154            41.00

       Anne R. Whitten        N/A                                  03/29/99        1,923            41.00

       Anne R. Whitten        N/A                                  03/29/99        1,923            41.50

       Anne R. Whitten        N/A                                  03/29/99        1,923            41.63

       Anne R. Whitten        N/A                                  03/29/99        1,923            41.75

       Anne R. Whitten        N/A                                  03/30/99        1,923            41.75

       Anne R. Whitten        N/A                                  03/30/99        769              41.88

       Anne R. Whitten        N/A                                  03/30/99        577              42.31

       Anne R. Whitten        N/A                                  03/30/99        1,347            42.38

       Anne R. Whitten        N/A                                  03/30/99        153              43.00

       John W. Sparks         N/A                                  04/09/99        5,000            47.84

       John W. Sparks         N/A                                  04/14/99        7,360            55.23

       Barbara L. Federico    N/A                                  04/12/99        1,364            51.75

       Barbara L. Federico    N/A                                  04/12/99        454              52.13


     CUSIP No.   582266 10 2          13D/A                         Page 48



                                                                                      Number of
                                                                      Date of         Shares of      Price per Share
         Reporting Person                    Trust                  Transaction     Common Stock

       Barbara L. Federico    N/A                                  04/13/99        1,818            52.75

       Barbara L. Federico    N/A                                  04/13/99        454              53.00

       Barbara L. Federico    N/A                                  04/13/99        1,364            52.88

       Barbara L. Federico    N/A                                  04/13/99        909              53.06

       Barbara L. Federico    N/A                                  04/13/99        1,363            53.25

       Barbara L. Federico    N/A                                  04/13/99        910              53.75

       Barbara L. Federico    N/A                                  04/13/99        1,364            53.88

       Christina L. Duncan    N/A                                  04/01/99        2,116            43.50

       Christina L. Duncan    N/A                                  04/01/99        192              43.56

       Christina L. Duncan    N/A                                  04/05/99        1,154            43.88

       Christina L. Duncan    N/A                                  04/05/99        769              44.00

       Christina L. Duncan    N/A                                  04/05/99        769              44.13

       Christina L. Duncan    N/A                                  04/09/99        5,000            47.84

       Christina L. Duncan    N/A                                  04/14/99        5,000            55.23

       Steven L. Grissom      N/A                                  05/03/99        900              59.94

       Steven L. Grissom      N/A                                  05/03/99        100              59.88

            Except for these transactions, none of the Reporting Persons or to their knowledge any of the other Former CCI Shareholders has effected any transaction in the Common Stock during the past 60 days. The Reporting Persons have no information as to whether any of the other Principal Stockholders has effected any other transactions in the Common Stock during the past 60 days.

             (d)  Not applicable.

             (e)  Not applicable.

   Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

             The 1997 Principal Stockholders (including certain of the Reporting Persons) and the Company, with respect to the respective shares of capital stock of the Company owned by each such 1997 Principal Stockholder (exclusive of shares transferred to such


   CUSIP No.   582266 10 2          13D/A                         Page 49



   stockholder after September 24, 1998), entered into the 1997 Stockholders' Agreement, effective September 24, 1997. Pursuant to the 1997 Stockholders' Agreement, each of the distributees of shares from a 1993 Grantor Retained Annuity Trust (as described in Item 5(c) above) and Gail Gawthrop Lumpkin agreed, as a condition to the transfer of the shares, to be bound by the terms of the 1997 Stockholders' Agreement. The substantive provisions of the 1997 Stockholders' Agreement ceased to be effective on or about May 18, 1999, when MHC reduced its ownership of the Common Stock. The 1997 Stockholders' Agreement included certain voting agreements and certain restrictions on transfer of equity securities.

             The foregoing description of the 1997 Stockholders'
   Agreement is qualified in its entirety by reference to the 1997 Stockholders' Agreement which was filed as an exhibit to the original filing of this Schedule and is incorporated herein by reference.

             The 1998 Principal Stockholders and the Company have, with respect to the respective shares of capital stock of the Company owned by each such 1998 Principal Stockholder, entered into the 1998
   Stockholders' Agreement, effective November 18, 1998.

             Under the 1998 Stockholders' Agreement, each 1998 Principal Stockholder agreed, until such party owns less than 4 million shares of Common Stock or until December 31, 2001, whichever occurs first, to vote such stockholder's shares and take all action within its power to: (i) establish the size of our board of directors at up to 11 directors; (ii) cause to be elected to the Board of Directors of the Company one director designated by Interstate Energy Corporation for so long as IES owns at least 4 million shares of Common Stock; (iii) cause to be elected to the Board of Directors of the Company three directors who are executive officers of the Company designated by Clark McLeod for so long as Clark and Mary McLeod collectively own at least 4 million shares of Common Stock; (iv) cause Richard Lumpkin to be elected to the Board of Directors of the Company for so long as the Former CCI Shareholders who are a party to the agreement collectively own at least 4 million shares of Common Stock; and (v) cause to be elected to the Board of Directors of the Company up to six non-employee directors nominated by the Board.

             The 1998 Stockholders' Agreement provides that until December 31, 2001 (the "Expiration Date"), the 1998 Principal Stockholders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, ("Transfer"), any equity securities of the Company, or any other securities convertible into or exercisable for such equity securities, beneficially owned by such 1998 Principal Stockholder without receiving the prior written consent of the Board of Directors of the Company, except for certain permitted transfers as provided under the 1998 Stockholders' Agreement. The 1998 Stockholders' Agreement further provides that the Board of Directors shall determine on a


   CUSIP No.   582266 10 2          13D/A                         Page 50



   quarterly basis commencing with the quarter ending December 31, 1998 and ending on the Expiration Date, the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate 150,000 shares per quarter) that the 1998 Principal Stockholders may Transfer during certain designated trading periods following the release of the Company's quarterly or annual financial results.

             The 1998 Stockholders' Agreement provides that to the extent the Board of Directors grants registration rights to a Principal Stockholder in connection with a Transfer of securities of the Company by such Principal Stockholder, it will grant similar registration rights to the other parties as set forth in the 1998 Stockholders' Agreement. In addition, the 1998 Stockholders' Agreement provides that the Board of Directors shall determine on an annual basis commencing with the year ending December 31, 1999 and ending on the Expiration Date (each such year, an "Annual Period"), the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate on an annual basis a number of shares equal to 15% of the total number of shares of Common Stock beneficially owned by the 1998 Principal Stockholders as of December 31, 1998) (the "Registrable Amount"), to be registered by the Company under the Securities Act, for Transfer by the 1998 Principal Stockholders. The 1998 Stockholders' Agreement also provides that in any underwritten primary offering (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto or other form which would not permit the inclusion of shares of Common Stock of the 1998 Principal Stockholders), the Company will give written notice of such offering to the 1998 Principal Stockholders and will undertake to register the shares of Common Stock of such parties up to the Registrable Amount, if any, as determined by the Board. The 1998 Stockholders' Agreement provides that the Company may subsequently determine not to register any shares of the 1998 Principal Stockholders under the Securities Act and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed.

             The 1998 Stockholders' Agreement terminates on the Expiration Date. In addition, if during any Annual Period the Company has not provided a 1998 Principal Stockholder a reasonable opportunity to Transfer pursuant to the registration of securities under the Securities Act or pursuant to certain other provisions of the 1998 Stockholders' Agreement on the terms therein specified an aggregate number of shares of Common Stock equal to not less than 15% of the total number of shares of Common Stock beneficially owned by such 1998 Principal Stockholder as of December 31, 1998, then such 1998 Principal Stockholder may terminate the 1998 Stockholders' Agreement as applied to such 1998 Principal Stockholder within 10 business days following the end of any such Annual Period.

             The foregoing description of the 1998 Stockholders'
   Agreement is qualified in its entirety by reference to the 1998


   CUSIP No.   582266 10 2          13D/A                         Page 51



   Stockholders' Agreement which was filed as an exhibit to the Company's Current Report on Form 8-K, filed on November 19, 1998, and is incorporated herein by reference.

             In connection with the Company's acquisition of Ovation Communications, Inc. ("Ovation"), the Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin and Gail G.
   Lumpkin entered into the 1999 Stockholders' Agreement with certain Stockholders of Ovation pursuant to which, among other things, such Ovation stockholders agree to certain restrictions on the transfer of Common Stock and the designation and election of directors to the Company's Board of Directors. The other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, are expected to become parties to the 1999 Stockholders' Agreement at the time of this filing.

             The foregoing description of the 1999 Stockholders'
   Agreement is qualified in its entirety by reference to the 1999 Stockholders' Agreement which was filed as an exhibit to the Company's current Report on Form 8-K, filed on January 14, 1999, and is incorporated herein by reference.

             On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts.

             On or about November 23, 1998, the trustees of the 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of shares from those trusts.

             Steven L. Grissom participates in the Company's Employee Stock Purchase Plan. Pursuant to such plan, he acquired 806 shares of Common Stock on January 4, 1999 at approximately $27.90 per share.

             On May 12, 1999, the 1990 Personal Income Trusts and the Margaret Lumpkin Keon Trust, dated May 13, 1978 (collectively, the "Selling Stockholders") entered into an underwriting agreement on May 12, 1999 (the "Underwriting Agreement") with other stockholders of the Company, including certain Other Principal Stockholders and Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of certain underwriters (the "Underwriters"). Under the terms of the Underwriting Agreement, the Selling Stockholders sold an aggregate of 939,692 shares of Common Stock and granted the Underwriters an option to purchase up to an aggregate of 560,308 shares of Common Stock to cover over-allotments of the securities sold by the Selling Stockholders and other sellers pursuant to the Underwriting Agreement. The Underwriters may exercise the option in whole or in part at any time (but not more than once)on or before June 11, 1999. The Underwriting Agreement is incorporated by reference to Exhibit 1.1 of the Company's Form S-3/A, filed by the Company on May 12, 1999.


   CUSIP No.   582266 10 2          13D/A                         Page 52



             On April 13, 1999, Steven L. Grissom entered into a market transaction for the sale of an option to purchase 500 shares of Common Stock, exercisable from April 13, 1999 until October 16, 1999.

   Item 7.   Materials to be Filed as Exhibits.

             1. Stockholders' Agreement dated as of June 14, 1997, among the Company, other Former CCI Shareholders (including the Reporting Persons), IES, Midwest Capital Group, Inc., MHC, Clark E. McLeod and
   Mary E. McLeod, together with Amendment No. 1 to Stockholders'
   Agreement dated as of September 19, 1997. (Incorporated by reference to the Exhibit of the same number to the original Schedule 13D, filed October 6, 1997.)

             2. Stockholders' Agreement, dated as of November 18, 1998, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders listed on
   Schedule I thereto. (Incorporated by reference to the Exhibit 99.1 of the 8-K, filed by the Company on November 19, 1998.)

             3. Stockholders' Agreement, dated as of January 7, 1999, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin, M/C Investors L.L.C. and Media/Communications Partners II Limited Partnership. (Incorporated by reference to the
   Exhibit 4.1 of the 8-K, filed by the Company on January 14, 1999.)

             4. Power of Attorney, made by Elizabeth L. Celio on December 7, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Commission. (Incorporated by reference to Exhibit 4 of the Form 4, filed by the Reporting Person on March 8, 1999.)

             5. Power of Attorney, made by Benjamin I. Lumpkin on December 9, 1998, authorizing Steven L. Grissom to act on his behalf with respect to filings with the Commission. (Incorporated by reference to Exhibit 3 of the Form 4, filed by the Reporting on March 8, 1999.)

             6. Power of Attorney, made by Gail G. Lumpkin on December 31, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Commission. (Incorporated by reference to Exhibit 2 of the Form 4, filed by the Reporting Person on March 8, 1999.)

             7.   Power of Attorney, made by Richard A. Lumpkin on
   December 31, 1998, authorizing Steven L. Grissom to act on his behalf with respect to filings with the Commission. (Incorporated by reference to Exhibit 1 of the Form 4, filed by the Reporting Person on March 8, 1999.)


   CUSIP No.   582266 10 2          13D/A                         Page 53



             8.  Joint Filing Agreement set forth below.


                           JOINT FILING AGREEMENT

             By signing this Schedule 13D/A below, each of the Reporting Persons agrees pursuant to Rule 13d-1(f) that this Amendment to
   Schedule 13D is filed on behalf of each Reporting Person.

                                 SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Date:     May 28, 1999


                                           Richard A. Lumpkin
                                           By:  Steven L. Grissom
                                                Attorney in Fact



                                           Gail Gawthrop Lumpkin
                                           By:  Steven L. Grissom
                                                Attorney in Fact



                                           Benjamin I. Lumpkin
                                           By:  Steven L. Grissom
                                                Attorney in Fact




                                            Elizabeth L. Celio
                                            By:  Steven L. Grissom
                                                Attorney in Fact


   CUSIP No.   582266 10 2          13D/A                         Page 54



                                 SCHEDULE A

        The following information sets forth the name, business or residence address and present principal occupation of the Former CCI Shareholders (including the Reporting Persons) and includes each of the directors and executive officers of The Lumpkin Foundation (the "Foundation"). Except as set forth in Item 5 of this Schedule 13D, none of the directors or executive officers of the Foundation is the beneficial owner of any Common Stock of the Company.


             Name                             Occupation                            Address
       Susan T. DeWyngaert                 Physician                           335 South 7th Street
                                                                               Philadelphia, Pennsylvania 19106

       Christina L. Duncan                 Homemaker; (Director of the         194 North Bald Hill Road
       (aka Christina Sparks Duncan)       Foundation)                         New Canaan, Connecticut 06840

       Barbara L. Federico                 Homemaker                           4840 Ashville Bay Road
       (aka Barbara Sparks Federico)                                           Ashville, New York 14710

       Steven L. Grisson                   Treasurer of Illinois               121 South 17th Street
                                           Consolidated Telephone Company      Mattoon, Illinois 61938

       David R. Hodgman                    Attorney                            Schiff Hardin & Waite
                                                                               7300 Sears Tower
                                                                               Chicago, Illinois 60606

       Joseph J. Keon III                  Owner of Parissound                 c/o Keon Associates
                                           Communications, Author/             16 Miller Avenue, Suite 203
                                           Filmmaker                           Mill Valley, California  94941

       Liese A. Keon                       Management Consultant               2868 South Lakeridge Trail
                                                                               Boulder, Colorado 80302

       Margaret L. Keon                    Owner of Keon Associates, Career    c/o Keon Associates
                                           Consultant; (Director and Vice      16 Miller Avenue, Suite 203
                                           President of the Foundation)        Mill Valley, California  94941

       Margaret Lynley Keon                Investment Banker                   56 Bourne St.
                                                                               London, England SW1W8JD

       Benjamin I. Lumpkin                 Graduate Student                    1316 West Howard St., #1
                                                                               Chicago, Illinois  60626
       Elizabeth L. Celio (aka             Director of the Foundation          815 Columbian
       Elizabeth A. Lumpkin)                                                   Oak Park, Illinois 60302


     CUSIP No.   582266 10 2          13D/A                         Page 55



             Name                             Occupation                            Address

       Richard A. Lumpkin                  Chief Executive Officer of          Illinois Consolidated
                                           Illinois Consolidated Telephone        Telephone Company
                                           Company; Vice Chairman of           121 South 17th Street
                                           McLeodUSA Incorporated (Director    Mattoon, Illinois  61938
                                           and Treasurer of the Foundation)

       John W. Sparks                      Owner of Knave of All Trades,       229 Saavedra, S.W.
                                           Cabinet Maker/Construction          Albuquerque, New Mexico 87105

       Mary Lee Sparks                     Homemaker; (Director and            2438 Campbell Road, N.W.
                                           President of the Foundation)        Albuquerque, New Mexico 87104

       Pamela Keon Vitale                  Keon Associates, Career             c/o Keon Associates
                                           Consultant; (Director of the        16 Miller Avenue, Suite 203
                                           Foundation)                         Mill Valley, California  94941

       Anne R. Whitten                     Homemaker                           38 Goodhue Road
       (aka Anne Sparks Whitten)                                               Windham, New Hampshire 03087